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                                                                    Exhibit 3.1

                             SIXTH AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION OF
                             SKY FINANCIAL GROUP, INC.


       FIRST:  The name of the Corporation is Sky Financial Group, Inc.

       SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is in Bowling Green, Wood County, or such other location as the Board of Directors may from time to time determine.

       THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereafter amended.

       FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, divided into two classes as follows: 10,000,000 Serial Preferred Shares, par value $10.00 (Ten Dollars) per share (hereinafter called the "Serial Shares") and 150,000,000 Common Shares, without par value (hereinafter called the "Common Shares").

       No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in the treasury, or to purchase any obligations convertible into shares of any such class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to the rights or options to purchase granted by the Corporation.

       No holder of any class of shares of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors, and the right to cumulate voting described in Ohio Revised Code Section 1701.55 is hereby specifically denied to the holders of any class of stock of the Corporation.

                                     DIVISION A

                         EXPRESS TERMS OF THE SERIAL SHARES

       SECTION 1. The Serial Shares may be issued from time to time in one or more series. All shares of Serial Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 7, both inclusive, of this Division, which provisions shall apply to all Serial Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

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                     (a)    The designation of the series, which may be by
              distinguishing number, letter or title.

                     (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                     (c)    The annual dividend rate of the series.

                     (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

                     (e) The redemption rights and price or prices, if any, for shares of the series.

                     (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                     (g) The amounts payable on shares of the series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation.

                     (h) Whether the shares of the series shall be convertible into Common Shares and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which conversion may be made.

                     (i) Restrictions (in addition to those set forth in Sections 5(b) and 5(c) of this Division) on the issuance of shares of the same series or of any other class or series.

       The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (i), both inclusive, of this Section1.

       SECTION 2. The holders of Serial Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Shares of all series then issued and outstanding and entitled to receive such dividend.

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       SECTION 3.  In no event so long as any Serial Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Shares, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Shares be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Shares received by the Corporation subsequent to March 11, 1985):

                     (a) Unless all accrued and unpaid dividends on Serial Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                     (b) Unless there shall be no arrearages with respect to the redemption of Serial Shares of any series from any sinking fund provided for shares of such series in accordance with Section 1 of this Division.

       SECTION 4. (a) The holders of Serial Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Shares in proportion to the full preferential amount to which each such share is entitled.

       After payment to holders of Serial Shares of the full preferential amounts as aforesaid, holders of Serial Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

       (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

       SECTION 5. (a) The holders of Serial Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Shares and the holders of Common Shares shall vote together as one class on all matters.

       If, and so often as, the Corporation shall be in default in the payment of six (6) full quarterly dividends (whether or not consecutive) on any series of Serial Shares at the time

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outstanding, whether or not earned or declared, the holders of Serial Shares of all series, voting separately as a class and in addition to all other rights to vote for directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Corporation; provided, however, that the holders of Serial Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than one-third of the outstanding Serial Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

       In the event of default entitling the holders of Serial Shares to elect two (2) directors as above specified, a special meeting of the shareholders for the purpose of electing such directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the Serial Shares of all series at the time outstanding and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty (120) days after the date of receipt of the foregoing written request from the holders of Serial Shares. At any meeting at which the holders of Serial Shares shall be entitled to elect directors, the holders of one-third of the then outstanding Serial Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Shares are entitled to elect as hereinabove provided. The two directors who may be elected by the holders of Serial Shares pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of directors of the Corporation or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the Corporation, the two directors elected by the holders of Serial Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

       (b) The affirmative vote of the holders of at least two-thirds of the Serial Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Shares shall vote separately as a class, shall be necessary to effect any one or more or the following (but so far as the holders of Serial Shares are concerned, such action may be effected with such vote):

                     (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Shares; provided, however, that for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to

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              increase the authorized or outstanding amount of, Serial Shares or of any shares of any class ranking on a parity with or junior to the Serial Shares, nor the amendment of the provisions of the Regulations so as to increase the number of directors of the corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Shares; and provided further that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required.

                     (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Shares; or

                     (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Shares, unless all dividends upon all Serial Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

       (c) The affirmative vote of the holders of at least a majority of the shares of Serial Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Shares are concerned, such action may be effected with such vote):

                     (i) The sale, lease or conveyance by the Corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Shares except the same number of shares ranking prior to or on a parity with the Serial Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                     (ii) The authorization of any shares ranking on a parity with the Serial Shares or an increase in the authorized number of Serial Shares.

       SECTION 6. For the purpose of this Division A, whenever reference is made to shares "ranking prior to the Serial Shares" or "on a parity with the Serial Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders

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thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case maybe) the rights of holders of Serial Shares; and whenever reference is made to shares "ranking junior to the Serial Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Shares.

                                     DIVISION B

                         EXPRESS TERMS OF THE COMMON SHARES

       The Common Shares shall be subject to the express terms of the Serial Shares and any series thereof. Each Common Share shall be equal to every other share of Common Share. The holders of Common Shares shall be entitled to one vote for each share of such stock upon all matters presented to the Shareholders.

       FIFTH: Without derogation from any other power to purchase shares of the Corporation, the Corporation may, by action of its Board of Directors and to the extent not prohibited by law, purchase outstanding shares of any class of this Corporation's stock.

       SIXTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section shall not apply to this Corporation.

       SEVENTH: Except as otherwise required by these Articles of Incorporation, but notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

       EIGHTH: Except to the extent that Article FOURTH otherwise provides with respect to certain matters therein set forth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation and to add new provisions, in the manner now or hereafter prescribed by statute, upon the affirmative vote of a majority of the outstanding shares of the Corporation, voting as a class; and all rights, privileges and preferences of whatsoever nature conferred upon shareholders, directors and officers pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, the adoption of any amendment, alteration, change or repeal to these Amended and Restated Articles of Incorporation as the same may be in effect from time to time which is inconsistent with or would have the effect of amending, altering, changing or repealing the provisions of the

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Sections 7, 9 or 10 of the Regulations of the Corporation as the same may be in effect from time to time shall require the same affirmative vote of the shareholders as would be required under such Regulations to adopt any amendment, alteration, change or repeal said Sections 7, 9 or 10 or to adopt any provisions inconsistent therewith.

       IN WITNESS WHEREOF, Marty E. Adams, President of the Corporation, acting for and on behalf of the Corporation has hereunto subscribed his name this 30th day of April, 1999.

                                       SKY FINANCIAL GROUP, INC.


                                       By: /s/ Marty E. Adams
                                          ----------------------------------
                                          Marty E. Adams
                                          President


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